EXHIBIT 32.1

CERTIFICATE OF

CHIEF EXECUTIVE OFFICER

OF

Halcón Geo Holdings LLC (Successor to GeoResources, Inc.)

I, Floyd C. Wilson, Chief Executive Officer of Halcón Geo Holdings LLC (Successor to GeoResources, Inc.) ( the “Company”), hereby certify that, to the best of my knowledge, the quarterly report of the Company on Form 10-Q for the six months ended June 30, 2012, (the “Report”):

a.	complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and that

b.	the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at June 30, 2012, and the results of the Company’s operations for the six months ended June 30, 2012.

August 9, 2012

	By:	/s/ Floyd C. Wilson
	Name:	Floyd C. Wilson
	Title:	Chief Executive Officer